EXHIBIT (h)(7)

                 AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT
                 -----------------------------------------------

       THIS AMENDMENT (this "Amendment") to the Transfer Agency Services Agreement (the "Agreement") by and between PFPC INC., a Massachusetts corporation ("PFPC"), and YieldQuest Funds Trust, a Delaware business trust (the "Fund"), is entered into as of July 7, 2008 and effective as of September 8, 2008 or such other date as the parties agree in writing (the "Effective Date"). Capitalized terms used but not defined herein shall have the same meaning as in the Agreement.

       1. Services. In addition to the services set forth in the Agreement, PFPC shall provide to the Fund the services set forth in the attached Schedule A, relating to the obligations of the Fund under SEC Rule 22c-2 under the Investment Company Act of 1940, as amended ("Rule 22c-2"), and the Fund will pay to PFPC the fees and charges in respect of such services as set forth in the fee letter. The Fund will enter into agreements with financial intermediaries (collectively, "Financial Intermediaries") under the terms of which such Financial Intermediaries will be instructed to provide data to PFPC pursuant to Rule 22c-2 relating to transactions in the Fund's shares. A form of such notice to be provided by the Fund to each Financial Intermediary is attached as Schedule B. PFPC shall not be liable to the Fund, its investors or any agents of the Fund, including its investment advisor, for any errors or omissions in any data provided to PFPC by any Financial Intermediaries or for compliance by the Fund with SEC Rule 22c-2. PFPC's sole obligation under this Section 1 shall be to provide the Fund with access to information relating to transactions in the Fund's shares based solely on information provided to PFPC by Financial Intermediaries.

       2. Systems. In providing the services described in Exhibit A hereto, PFPC may, pursuant to licenses or other agreements (collectively, "Third Party Agreements") with one or more unrelated parties (collectively, "Third Party Providers"), utilize information, data, technology and systems (collectively, "Third Party Systems") licensed or otherwise provided to PFPC by such Third Party Providers. The Fund will not use or disclose any information relating to Third Party Systems, and the Fund will be subject to such restrictions, limitations and indemnities with respect to the use of Third Party Systems as are applicable to PFPC under Third Party Agreements, subject in each case to PFPC's obligation to meet the Standard of Care set forth in the Agreement.

       3. Indemnification. The Fund agrees to indemnify, defend and hold harmless PFPC and the Third Party Providers and their affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the securities laws, rules and regulations of the United States (including SEC Rule 22c-2) or of any state and any foreign country) arising directly or indirectly from any action or omission to act which PFPC or the Third Party Provider takes or fails to take in connection with the provision of services to the Fund. The Fund further agrees to indemnify PFPC and the Third Party Providers for any damages disruption, disablement, harm, or impediment, in any manner, of the operation of the PFPC systems or any Third Party Systems, or any other associated software, firmware, hardware, or network caused by an act or omission of Fund during its use of the PFPC 22c-2 System. Neither PFPC nor the Third Party Providers, nor any of their affiliates, shall be
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indemnified against any liability (or any expenses incident to such liability)
caused by PFPC's or the Third Party Provider's or their affiliates' own intentional misconduct, bad faith, negligence or disregard in the performance of PFPC's activities under this Amendment, provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of the Fund's shares shall be presumed not to have been the result of PFPC's or the Third Party Provider's or their affiliates' own intentional misconduct, bad faith, negligence or disregard of such duties and obligations under this Amendment. The provisions of this Section 3 shall survive termination of the Agreement or this Amendment.

       4. Responsibility of PFPC.
          ----------------------

             (a) PFPC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Amendment. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Amendment to the extent such damages arise out of PFPC's intentional misconduct, bad faith, negligence or disregard of its duties under this Amendment.

             (b)  Notwithstanding anything in this Agreement to the contrary,
(i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

             (c) Notwithstanding anything in the Agreement or this Amendment to the contrary, (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates and
(ii) PFPC's cumulative liability to the Fund for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of $250,000 or the fees received by PFPC for services provided hereunder during the twelve (12) months immediately prior to the date of such loss or damage.

             (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

             (e) The provisions of this Section 4 shall survive termination of this Agreement.

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       5. Access to Prior Service Provider Data. The Fund has requested and PFPC has agreed to convert and maintain on PFPC's systems certain files and data previously provided to the Fund by its prior service provider (Citi Fund Services) for the period October 16, 2007 up to and including the last full business day prior to the Effective Date (referred to herein as the "Prior Data"). As such, PFPC will provide access to the Prior Data that is resident on PFPC's systems and shall maintain Prior Data for such period of time as jointly agreed upon by the Fund and PFPC. PFPC shall have no liability for the use of the foregoing data. Moreover, the Fund agrees to indemnify, defend and hold harmless PFPC and the Third Party Providers and their affiliates, including their respective officers, directors, trustees, agents and employees, from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including, without limitation, attorneys' fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution, and liabilities related to the use of Prior Data by the Fund or any third party).

       6. Effective Date. This Amendment shall be effective as of the date hereof. Except as set forth in this Amendment, the Agreement shall continue in full force and effect in accordance with its terms.

       7. Priority of Documents. In the event of any conflict between any term of this Amendment and any other term of the Agreement, the term in this Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    PFPC INC.

                                    By: /s/ Michael DeNofrio
                                       --------------------------

                                    Name: Michael DeNofrio
                                         ------------------------

                                    Title: Executive Vice President, Senior
                                    Managing Director

                                    YIELDQUEST FUNDS TRUST

                                    By: /s/ David Summers
                                       --------------------------

                                    Name: David Summers
                                         ------------------------

                                    Title: Treasurer and Chief Financial Officer

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

                                   SCHEDULE A
                                    SERVICES

o The PFPC 22c-2 system (the "System") is designed to enable the Fund to manage data requests to, and to access and analyze data provided by, Financial Intermediaries as required by SEC Rule 22c-2.

o Pursuant to agreements between the Fund and Financial Intermediaries, Financial Intermediaries will deliver to PFPC, in electronic format, information on transactions effected in Fund shares.

o The Fund may use the System to access data that is provided to PFPC by Financial Intermediaries or that is otherwise available to PFPC through NSCC for Financial Intermediaries that are NSCC members. The Fund may also use the System to request data from non-NSCC members.

o The System is intended to be generally available to the Fund from 8:00 am to 6:00 pm Eastern Time during regular trading days, subject to periodic unavailability due to maintenance, upgrades, testing and potential System failures.

o The implementation program will seek to identify and access sources of relevant data, including identification of omnibus accounts, Financial Intermediaries, NSCC membership status, CUSIPs, Fund shareholder accounts and Fund trading and redemption policies as set forth in the Fund's SEC registration statement and prospectuses. Designated representatives of the Fund will have access to the System. The System will be tested and de-bugged as necessary.

o PFPC will provide project oversight and coordination, planning and review. PFPC will also assist the Fund in testing the System and training designated Fund representatives in the use of the System. The System will be fully functioning and available on or around the date the Fund converts all shareholder information applicable to 22c-2 services to PFPC.

o PFPC will consider enhancements and improvements to the System as necessary and upon the Fund's request. If changes are requested by the Fund, fee rates will be negotiated.

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

                                   SCHEDULE B
                     NOTIFICATION TO FINANCIAL INTERMEDIARY

The following letter (or a letter in substantially the same form) shall be used by Customer or PFPC to notify each relevant Financial Intermediary that it is to send Shareholder Data to PFPC.

To: Financial Intermediary

RE: Compliance with Securities and Exchange Commission Rule 22c-2 under the Investment Act of 1940, as Amended (the "Rule")

This letter is being sent to you (sometimes referred to as "Financial Intermediary") pursuant to and subject to that certain Information Sharing Agreement that has been executed by and between us. This letter relates to and applies to the following Funds for which you are a Financial
Intermediary:__________________________ (the "Funds"). Please accept this letter as our authorization for the following:

1. PROVIDING OF SHAREHOLDER DATA. Financial Intermediary shall provide PFPC Inc., agent of the Funds, such information and take such action, as may be required pursuant to the Rule (the "Shareholder Data"), so as to allow the Funds to comply with the Rule, for the continuing period starting from the date of this notice letter.

2. FORM AND TIMING OF RESPONSE. Financial Intermediary agrees to transmit electronically (without any cost or charge to the Funds or PFPC Inc.) the requested Shareholder Data to PFPC Inc. (or an entity further designated by PFPC Inc.).

3. DEFINITIONS. For purposes of this Letter Agreement:

   A. The term "Funds" includes the fund's principal underwriter and transfer agent. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

   B. The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Funds under the Investment Company Act of 1940 that are held by the Financial Intermediary.

   C. The term "Shareholder" means the beneficial owner of each class of Shares of a Fund, whether the Shares are held directly or by the Financial Intermediary in nominee name.

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Should you have any questions, please contact the undersigned at _______________
[Insert Phone Number].

                                                      Authorized Signature,

                                                      [Insert Name and Title]

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